UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

Nationwide Financial Services, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

FOR IMMEDIATE RELEASE OCTOBER 9, 2008
Contact:	Joe Case
Name	(614) 249-6353
casej6@nationwide.com

Nationwide Mutual announces its intent to purchase shares of NFS in the open market

Columbus, Ohio — On August 6, 2008, Nationwide Mutual Insurance Company (Nationwide) announced that it reached an agreement to purchase the shares of Nationwide Financial Services (NFS) that it does not already own for $52.25 per share. Nationwide intends to complete the transaction and progress has been made in the normal course to satisfy the required closing conditions.

In the interim period, the financial markets have been severely dislocated and many companies in our industry have suffered impairments in their investment portfolios. Nationwide has also incurred impairments, but remains a strong and viable company.

Equity market volatility has adversely affected the value of virtually all stocks, including the recent significant decline in the price of NFS shares. Nationwide believes this relates, at least partially, to the desire of market participants for liquidity. To provide additional liquidity to market participants, Nationwide, or an affiliate, may purchase NFS shares from time to time through open market transactions. The price to be paid for shares acquired, if any, would be less than the offer price contemplated in the transaction.

Nationwide, based in Columbus, Ohio, is one of the largest diversified insurance and financial services organizations in the world, with more than $161 billion in assets. Nationwide ranks #108 on the Fortune 500 list. The company provides a full range of insurance and financial services, including auto, motorcycle, boat, homeowners, life, farm, commercial insurance, administrative services, annuities, mortgages, mutual funds, pensions, long-term savings plans and health and productivity services. For more information, visit www.nationwide.com.

Nationwide, the Nationwide Framemark and On Your Side are federally registered service marks of Nationwide Mutual Insurance Company.

ADDITIONAL INFORMATION

In connection with the proposed transaction between Nationwide Financial Services, Inc. (NFS) and Nationwide Mutual, NFS has filed a preliminary proxy statement with the SEC. Before making any voting or investment decision, investors and security holders of NFS are urged to carefully read the entire definitive proxy statement when it becomes available, and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information about the proposed transaction. A definitive proxy statement will be sent to the stockholders of NFS in connection with the transaction. Investors and security holders may obtain a free copy of the definitive proxy statement (when available) and other documents filed by NFS at the SEC’s website at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free from NFS by directing such request to Mark Barnett — Vice President, Investor Relations,

Nationwide Financial Services, Inc., One Nationwide Plaza, Columbus, Ohio, 43215.

PARTICIPANTS IN THE SOLICITATION

NFS, its directors, executive officers and other members of its management, employees, and certain other persons may be deemed to be participants in the solicitation of proxies from NFS’ stockholders in connection with the transaction. Information about the interests of participants in the solicitation will be set forth in the proxy statement relating to the Merger when it becomes available.

Investments Retirement Insurance	nationwide.com	One Nationwide Plaza Columbus, OH 43215-2220